SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 8, 2003

FISHER SCIENTIFIC INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-10920	02-0451017
(Commission File No.)	(IRS Employer Identification No.)

One Liberty Lane, Hampton, New Hampshire (Address of principal executive offices)	03842 (Zip Code)

(603) 926-5911
(Registrant’s telephone number, including area code)

ITEM 2. Acquisition or Disposition of Assets.

     On September 8, 2003, Fisher Scientific International Inc. (the “Company” or “Fisher”) acquired 93.6 percent of the shares of Perbio Science AB, a Swedish Company listed on the Stockholm Stock Exchange (Stockholm: PBIO) for a total purchase price of approximately $766 million (the “Perbio Acquisition”).

     Perbio Science AB (“Perbio”), headquartered in Sweden with principal operations in the United States, is a manufacturer and supplier of technologies, products and services to the life-science and biotechnology industries.

     The Perbio Acquisition was financed principally through (a) the sale by Fisher on July 7, 2003 of $300 million principal amount of our 2.50% convertible senior notes due 2023, (b) the sale by Fisher on August 20, 2003 of $150 million principal amount of 8% senior subordinated notes due 2013, and (c) the borrowing on September 10, 2003 of an additional $250 million of term loans under Fisher’s senior secured facility. In connection with the Perbio Acquisition, Fisher amended and restated its existing credit facility on September 10, 2003 to provide for, among other things, an additional $250 million term loan facility. This amended and restated credit agreement is filed as an exhibit to this Form 8-K and is hereby incorporated by reference.

ITEM 7. Financial Statements and Exhibits.

     (a)  The financial statements required by this item shall be filed by amendment not later than 60 days from the date this report on Form 8-K was required to be filed.

     (b)  The pro forma financial statements giving effect to the transaction required by this item shall be filed by amendment not later than 60 days from the date this report on Form 8-K was required to be filed.

     (c)  The following documents is filed as an exhibit hereto:

10.1	Amended and Restated Credit Agreement dated as of February 14, 2003, as amended and restated September 10, 2003, among Fisher Scientific International Inc., Fisher Scientific Company L.L.C., the lenders party thereto and JPMorgan Chase Bank, as administrative agent.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fisher Scientific International Inc.

Date September 18, 2003	By:		/s/ Todd M. DuChene

		Name:	Todd M. DuChene
		Title:	Vice President,
General Counsel and Secretary

Exhibit Index

Exhibit Number	Description

Exhibit 10.1	Amended and Restated Credit Agreement dated as of February 14, 2003, as amended and restated September 10, 2003, among Fisher Scientific International Inc., Fisher Scientific Company L.L.C., the lenders party thereto and JPMorgan Chase Bank, as administrative agent.